EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Bank Charter Change

WOOSTER, Ohio, Sept. 11, 2017 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the  holding company parent of Wayne Savings Community Bank (the “Bank”), has completed the conversion of the Bank from an Ohio-chartered stock savings and loan association to an Ohio-chartered commercial bank.  In connection with the Bank’s charter conversion, the Company also received approval from the Board of Governors of the Federal Reserve System to convert from a unitary thrift holding company to a bank holding company effective at the end of business September 8, 2017.

James R. (Jay) VanSickle II, President and CEO, commented on the announcement, “This charter conversion will allow the Bank to continue  the execution of its strategic plan by acquiring more commercial business relationships, facilitating  the restructure of our loan portfolio into higher yielding, shorter duration assets compared to that of an Ohio-chartered stock savings association which requires a minimum percentage of one-to-four family mortgage loans and investments which are generally lower-yielding, longer-duration assets.”

Mr. VanSickle concluded, “We believe the charter change will allow the Bank continued growth in shorter-term commercial assets with increased earnings, thus facilitating our long term strategic goal of creating shareholder value. The charter conversion will have no direct effect on our customers, who will continue to receive uninterrupted FDIC insurance.  We would like to thank our shareholders, customers and communities for their continued support.”

At June 30, 2017, Wayne Savings Bancshares, Inc. reported total assets of $445.2 million, deposits of $377.5 million, and stockholders’ equity of $42.0 million, or 9.44% of total assets.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:
James R. VanSickle II
President and Chief Executive Officer
(330) 264-5767